Exhibit 99.1

CONTACT:

VIVUS, Inc.	Vida Communication
Timothy E. Morris	Stephanie Diaz
Chief Financial Officer	Tim Brons
650-934-5200	415-675-7400

FOR IMMEDIATE RELEASE

VIVUS Reports Third Quarter 2006 Financial Results

MOUNTAIN VIEW, Calif., October 26, 2006 – VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health, today announced its financial results for the third quarter of 2006.

Financial Results for the Quarter Ended September 30, 2006

Total revenue for the third quarter of 2006 was $4.0 million, as compared to $3.3 million for the third quarter of 2005.  The increase in revenue over the third quarter last year was primarily due to an increase in domestic shipments of MUSE.  The increase in MUSE revenues is a result of fluctuations in inventory levels at the wholesale level and is not indicative of any trend.  Domestic demand for MUSE at the retail and government level remains consistent with prior periods, averaging approximately 200,000 units per quarter.  The increase in revenue from the third quarter last year was also impacted by changes in reserves against sales, which do not indicate any particular trend.

For the three months ended September 30, 2006, VIVUS reported a net loss of $6.2 million, or $0.13 per share, as compared to a net loss of $6.0 million, or $0.13 per share, in the third quarter of 2005.  The increase in the net loss is primarily the result of increased total operating expenses in the three months ended September 30, 2006, compared to the same period of the prior year, partially offset by increased MUSE revenue.  Total operating expenses of $10.4 million in the third quarter were $981,000 higher than the third quarter of 2005.

Effective January 1, 2006, VIVUS implemented the FASB revised statement No. 123 (FAS 123R) Share-Based Payment, which requires companies to expense the estimated fair value of employee stock options and similar awards.  For the three months ended September 30, 2006, the stock compensation expense under FAS 123R is $547,000.  This amount has been allocated to cost of goods sold and manufacturing, research and development, and selling, general and administrative expenses, accordingly.

Financial Results for the Nine Months Ended September 30, 2006

For the nine-month period ending September 30, 2006, total revenues were $8.9 million, compared to $5.6 million for the same period in 2005.  The increase in revenues is primarily due to increased domestic and international shipments of MUSE.  Net loss for the nine months ended September 30, 2006 was $20.8 million, or $0.45 per share, compared to a net loss of $23.4 million or $0.55 per share for the same period in 2005.  The decrease in the net loss is primarily the result of increased MUSE revenues and decreased research and development spending as compared to the first nine months of 2005.  Research and development spending in the nine months ended September 30, 2006 declined for VIVUS’ four clinical development programs for sexual health, partially offset by an increase in spending related to our obesity product candidate, Qnexa.  For the nine months ended September 30, 2006, the total stock compensation expense under FAS 123R is $1.6 million, a non-cash charge.

Cash, Cash Equivalents and Available-for-Sale Securities

At September 30, 2006, VIVUS had cash, cash equivalents and available-for-sale securities of $26.3 million, as compared to $27.0 million at December 31, 2005.  The decrease in cash, cash equivalents and available-for-sale securities of $677,000 is the net result of the $12.0 million in proceeds from our registered direct public offering, the $5.4 million loan obtained from Crown Bank, N.A., the collection of amounts owed at December 31, 2005 from customers as measured by a decrease of $5.3 million in accounts receivable offset by cash used in operations, investment and other financing activities of $23.4 million for the first nine months of 2006.  Exclusive of the cash received from the sale of common stock and proceeds from the loan, the decrease in cash, cash equivalents and available-for-sale securities for the first nine months of 2006 was $18.1 million.

NDA Submission

In September 2006, VIVUS announced the submission of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for its investigational estradiol drug, EvaMist, a novel, once-a-day, transdermal spray for the treatment of vasomotor symptoms associated with menopause.  VIVUS announced positive results from its pivotal Phase 3 clinical trial of EvaMist earlier this year.  The study showed a statistically significant reduction in the number and severity of moderate and severe hot flashes for all three doses tested.  EvaMist is a small, hand-held, simple-to-use spray that is designed to provide an easy and convenient means to deliver a preset dose of estradiol via the skin.  EvaMist is fast drying, non-irritating and invisible after application.  Studies have shown that once administered, EvaMist’s formulation is not affected by washing and does not transfer to partners.  EvaMist is easily titratable between one, two or three sprays.

“The third quarter was highlighted by the submission of the New Drug Application for EvaMist.  I wish to thank the entire organization for their efforts to prepare and submit this NDA,” commented Leland Wilson, president and chief executive officer of VIVUS.  “Our toxicology studies for Qnexa are well under way, and we expect to remain on target for initiation of our Phase 3 studies.”

ALISTA

In September 2006, VIVUS announced the results of the Phase 2b clinical study of its investigational drug ALISTA™ (topical alprostadil) for the treatment of female sexual arousal disorder (FSAD) in women who have undergone a hysterectomy. In this double-blind, placebo-controlled study, patients with FSAD using ALISTA achieved a more than doubling over baseline in the number of satisfactory sexual events; however, the difference between the ALISTA treatment group and the placebo group did not achieve statistical significance for the primary endpoint of the study. Given the higher than expected placebo response in this study, ALISTA will receive a lower development priority than other investigational products in the pipeline.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health.  VIVUS has three products that are positioned to enter Phase 3 clinical trials, and one product currently under NDA review by the FDA.  The pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); EvaMist™, for which a Phase 3 study has been completed and an NDA submitted for the treatment of menopausal symptoms; and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED).  MUSE® is approved and currently on the market for the treatment of ED.  For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

Notes to Investors

Financial Results Conference Call:

As previously announced, VIVUS will hold a conference call to discuss the third quarter financial results today, October 26, 2006, beginning at 4:30 p.m. (EDT).  You can listen to this call by dialing (877) 660-0983 and entering reservation number 9102231.  A live webcast and 30-day archive of the call can be accessed at www.vivus.com.

A telephone replay of the conference call will be available for 24 hours beginning October 26th at approximately 7:30 p.m. (EDT) by dialing (800) 642-1687 and entering reservation number 9102231.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,”

among others.  These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products.  There are no guarantees that the EvaMist NDA submission will be filed with the FDA for substantive review, or that it will be approved in a timely basis, or at all.  There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.

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Tables to follow

VIVUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
United States product, net	$3,348	$2,538	$6,948	$4,255
International product	567	688	1,643	1,235
Other revenue	116	41	347	122

Total revenue	4,031	3,267	8,938	5,612

Operating expenses:
Cost of goods sold and manufacturing	2,627	2,477	8,542	6,616
Research and development	4,301	4,154	11,162	14,080
Selling, general and administrative	3,510	2,826	10,678	8,941

Total operating expenses	10,438	9,457	30,382	29,637

Loss from operations	(6,407)	(6,190)	(21,444)	(24,025)

Interest and other income, net	253	232	639	601

Loss before provision for income taxes	(6,154)	(5,958)	(20,805)	(23,424)

Provision for income taxes	(6)	(2)	(18)	(23)

Net loss	$(6,160)	$(5,960)	$(20,823)	$(23,447)

Net loss per share:
Basic and diluted	$(0.13)	$(0.13)	$(0.45)	$(0.55)

Shares used in per share computation:
Basic and diluted	48,399	44,526	46,619	42,824

VIVUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	September 30,	December 31
	2006	2005*
	(unaudited)
Current assets:
Cash and cash equivalents	$18,881	$22,236
Available-for-sale securities	7,448	4,770
Accounts receivable, net	2,371	7,604
Inventories, net	4,045	4,504
Prepaid expenses and other assets	1,976	1,024
Total current assets	34,721	40,138
Property and equipment, net	8,738	9,144
Restricted cash	700	—

Total assets	$44,159	$49,282

Current liabilities:
Accounts payable	$3,091	$3,779
Accrued and other liabilities	7,687	12,790
Total current liabilities	10,778	16,569

Notes payable	11,453	5,164
Deferred revenue	2,301	948
Total liabilities	24,532	22,681

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $1.00 par value; shares authorized 5,000; shares issued and outstanding - 0 at June 30, 2006 and December 31, 2005	—	—
Common stock; $.001 par value; shares authorized 200,000; shares outstanding - 48,403 at September 30, 2006 and 44,642 at December 31, 2005	48	45
Additional paid-in capital	187,433	173,613
Accumulated other comprehensive loss	(4)	(30)
Accumulated deficit	(167,850)	(147,027)
Total stockholders’ equity	19,627	26,601
Total liabilities and stockholder’s equity	$44,159	$49,282

*  The Condensed Consolidated Balance Sheet at December 31, 2005 has been derived from the Company’s audited financial statements at that date.